Exhibit 99.1

CMS ENERGY ANNOUNCES FIRST QUARTER EARNINGS OF $0.73 PER SHARE, REAFFIRMS ADJUSTED EARNINGS GUIDANCE OF $1.86 TO $1.89 PER SHARE

JACKSON, Mich., April 23, 2015 — CMS Energy announced today reported net income of $202 million, or $0.73 per share, for the first quarter of 2015, compared to reported net income of $204 million, or $0.75 per share, for the same quarter of 2014. Earnings per share in 2015 grew 7 percent compared with 2014 on a weather-normalized basis.

CMS Energy reaffirmed its guidance for 2015 adjusted earnings of $1.86 to $1.89 per share. This is consistent with the company’s long-term plan of 5 percent to 7 percent annual adjusted earnings per share growth.

First quarter results reflect successful execution of CMS Energy’s business plan and the effects of cold weather, including records set in February for both natural gas deliveries and electric sales. The company is reinvesting profits from increased natural gas and electric sales into the business with a continued focus on safety, customer service, reliability and the environment.

John Russell, CMS Energy’s president and chief executive officer, said that CMS Energy’s principal subsidiary, Consumers Energy, is making substantial investments in its natural gas and electric infrastructure that are driving improved customer service and system performance.

Gas withdrawals this winter were nearly 114 billion cubic feet, one of the largest withdrawal levels in the past decade. The company’s expanded storage system, the largest in the nation among regulated gas utilities, has the capacity to meet 80 percent of customer needs during colder-than-normal peak weather events.

“During this second consecutive colder-than-normal winter our customers received safe and reliable energy service. This performance underscores that our long-term strategy to expand and strengthen our gas distribution, transmission and storage system is paying off for our customers,” Russell said.

In April the company reduced its gas price to the lowest level since 2001, saving an average residential customer about $500 annually — or more than 60 percent — compared to a decade ago. The price being charged this month is the lowest in Michigan among regulated providers.

Consumers Energy announced achievement of its commitment to increase by $1 billion its purchase of Michigan-made goods and services since 2011, as part of Pure

Michigan Business Connect. This program has added about 5,000 jobs by suppliers and is in addition to the more than $2 billion the company spends each year in Michigan.

The Edison Electric Institute presented Consumers Energy with its “Emergency Recovery Award” for outstanding power restoration efforts after a severe ice storm hit Michigan in December 2013.

CMS Energy (NYSE: CMS) is a Michigan-based company that has an electric and natural gas utility, Consumers Energy, as its primary business and also owns and operates independent power generation businesses.

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CMS Energy will hold a webcast to discuss its 2015 first quarter results and provide a business and financial outlook on April 23 at 8:30 AM (EDT).  To participate in the Webcast, go to CMS Energy’s home page (www.cmsenergy.com) and select “Investor Meeting.”

This news release contains non-Generally Accepted Accounting Principles (non-GAAP) measures, such as adjusted earnings. Management views adjusted earnings as a key measure of the company’s present operating financial performance, unaffected by discontinued operations, asset sales, impairments, regulatory items from prior years, or other items detailed in the attached summary financial statements. These items have the potential to impact, favorably or unfavorably, the company’s reported earnings.

This news release contains “forward-looking statements.” The forward-looking statements are subject to risks and uncertainties that could cause CMS Energy’s and Consumers Energy’s results to differ materially. All forward-looking statements should be considered in the context of the risk and other factors detailed from time to time in CMS Energy’s and Consumers Energy’s Securities and Exchange Commission filings.

Investors and others should note that CMS Energy and Consumers Energy post important financial information using the investor relations section of the CMS Energy website, www.cmsenergy.com and Securities and Exchange Commission filings.

For more information on CMS Energy, please visit our web site at: www.cmsenergy.com

Media Contacts:  Dan Bishop, 517/788-2395 or Brian Wheeler, 517/788-2394

Investment Analyst Contact:  CMS Energy Investor Relations, 517/788-2590

CMS Energy Corporation

SUMMARIZED CONSOLIDATED STATEMENTS OF INCOME

(In Millions, Except Per Share Amounts)

	First Quarter
	(Unaudited)
	2015	2014

Operating Revenue	$2,111	$2,523

Operating Expenses	1,714	2,115

Operating Income	$397	$408

Other Income	6	2

Interest Charges	101	101

Income before Income Taxes	$302	$309

Income Tax Expense	100	105

Net Income Available to Common Stockholders	$202	$204

Income Per Share
Basic	$0.73	$0.77
Diluted	0.73	0.75

CMS Energy Corporation

SUMMARIZED CONSOLIDATED BALANCE SHEETS

(In Millions)

	March 31	December 31
	2015	2014
	(Unaudited)
Assets
Cash and cash equivalents	$522	$207
Restricted cash and cash equivalents	49	37
Other current assets	1,930	2,353
Total current assets	$2,501	$2,597
Plant, property, and equipment	13,526	13,412
Other non-current assets	3,171	3,176
Total Assets	$19,198	$19,185

Liabilities and Equity
Current liabilities	$1,056	$1,414
Non-current liabilities	5,500	5,325
Capitalization
Debt, capital leases, and financing obligation (*)
Debt, capital leases, and financing obligation
(excluding non-recourse and securitization debt)	7,463	7,428
Non-recourse debt	924	884
Total debt, capital leases, and financing obligation	8,387	8,312
Noncontrolling interests	37	37
Common stockholders’ equity	3,802	3,670
Total capitalization	$12,226	$12,019
Securitization debt	416	427
Total Liabilities and Equity	$19,198	$19,185

(*) Current and long-term

CMS Energy Corporation

SUMMARIZED STATEMENTS OF CASH FLOWS

(In Millions)

	First Quarter
	(Unaudited)
	2015	2014

Beginning of Period Cash	$207	$172

Cash provided by operating activities	$760	$611
Cash used in investing activities	(422)	(346)
Cash flow from operating and investing activities	$338	$265
Cash provided by (used in) financing activities	(23)	321
Total Cash Flow	$315	$586

End of Period Cash	$522	$758

CMS Energy Corporation

SUMMARY OF CONSOLIDATED EARNINGS

Reconciliations of GAAP Net Income to Non-GAAP Adjusted Net Income

(In Millions, Except Per Share Amounts)

	First Quarter
	(Unaudited)
	2015		2014

Net Income Available to Common Stockholders	$202		$204

Reconciling Items:
Discontinued Operations Income	(*	)	(*	)

Restructuring Costs and Other	*		*

Adjusted Net Income - Non-GAAP Basis	$202		$204

Average Number of Common Shares Outstanding
Basic	275		266
Diluted	276		273

Basic Earnings Per Average Common Share

Net Income Per Share as Reported	$0.73		$0.77

Reconciling Items:
Discontinued Operations Income	(*	)	(*	)

Restructuring Costs and Other	*		*

Adjusted Net Income - Non-GAAP Basis	$0.73		$0.77

Diluted Earnings Per Average Common Share

Net Income Per Share as Reported	$0.73		$0.75

Reconciling Items:
Discontinued Operations Income	(*	)	(*	)

Restructuring Costs and Other	*		*

Adjusted Net Income - Non-GAAP Basis	$0.73		$0.75

Note:

Management views adjusted (non-Generally Accepted Accounting Principles) earnings as a key measure of the Company’s present operating financial performance, unaffected by discontinued operations, asset sales, impairments, regulatory items from prior years,or other items detailed in these summary financial statements.

* Less than $500 thousand or $0.01 per share.